Exhibit 99.1

Vyyo Reports Fourth Quarter and Annual 2005 Results

~ Strengthens Balance Sheet to Accelerate Commercial Deployments ~

PALO ALTO, Calif., March 20  — Vyyo Inc. (Nasdaq: VYYO), a global supplier of broadband access equipment for cable and private wireless broadband network solutions, today reported financial results for the fourth quarter and 12 months ended December 31, 2005.

For the fourth quarter of 2005, Vyyo reported sales of $0.3 million, compared to $0.2 million in the third quarter of 2005. Loss for the fourth quarter of 2005 was $14.8 million, or $0.96 per share, compared to a loss of $8.9 million, or $0.57 per share, in the third quarter of 2005. The loss for the fourth quarter of 2005 included a charge of $11.8 million for impairment and amortization of intangible assets related to Vyyo’s subsidiary, Xtend Networks Ltd. (“Xtend”), and a gain of $2.5 million resulting from amendment of a contingent promissory note related to the acquisition of Xtend. The loss for the third quarter of 2005 included a write-down of inventory and purchase commitments of $2.1 million and amortization of $0.4 million of intangible assets related to Xtend.

For the 12 months ended December 31, 2005, sales were $2.4 million, compared to $6.1 million reported for the same period of 2004. Loss for the 12 months ended December 31, 2005 was $38.7 million, or $2.51 per share. This compared to a loss of $21.1 million, or $1.51 per share, for the same period of 2004. The 2005 loss included a write-down of inventory and purchase commitments of $2.1 million and a charge of $13.3 million for impairment and amortization of intangible assets related to Xtend and a gain of $2.5 million resulting from amendment of a contingent promissory note related to the acquisition of Xtend. The 2004 loss included a charge of $2.4 million related to the acquisition of in-process research and development and amortization of intangible assets and a $1.2 million payment to an employee, pursuant to the Xtend acquisition agreement.

“2005 was designed as a year to re-position Vyyo for the future, and we successfully executed on that plan,” stated Davidi Gilo, Chairman and Chief Executive Officer of Vyyo. “As a result of strategic initiatives to realign priorities and resources, our three core products are gaining traction in their respective markets with an expanding list of product testing, exciting field trials and purchase orders. We are now working with some of the major players in the cable and utility spaces, and our customers continue to tell us that our solutions uniquely address significant market demands. We are very optimistic about our ability to accelerate the growth of our business in 2006.”

Investor Conference Call

The company will host an investor conference call to discuss the fourth quarter and annual results on Monday, March 20, 2006 at 10:00 am EST after which management will host a question and answer session. To participate, please dial 800-240-4186 at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call. The call can be accessed at Vyyo’s website at www.vyyo.com/Investors. A telephone replay will be available through March 23, 2006 by dialing 303-590-3000 and entering access code 11055072#.

About Vyyo Inc.
Vyyo provides cable and wireless broadband access solutions.  Our products are designed for use by cable television and telecommunication operators, wireless internet service providers (ISPs), utilities and enterprise.  Our cable solutions include cable system spectrum overlay solutions designed to expand cable operators’ typical HFC (hybrid-fiber coax) network capacity in the “last mile” by up to 2x in the downstream and up to 10x in the upstream, addressing bandwidth demand for T1 and other advanced services. Our wireless broadband solutions enable utilities and other customers to operate private wireless networks for communications to their remote assets and customers. Typical applications include high-speed internet services, SCADA (Supervisory Control And Data Acquisition), voice over internet protocol (VoIP) and telephony (T1/E1), all based on modified Data Over Cable System Interface Specification (DOCSIS®) technology. For more information, please visit www.vyyo.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including the opportunities created for our customers given our ability to provide spectrum overlay and wired and wireless T1 solutions and our ability to dramatically increase upstream and downstream bandwidth, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our business and results of operations to differ materially from those expressed or implied by such forward-looking statements. Risks that may cause these forward-looking statements to be inaccurate include among others:  our ability to close the transaction as contemplated or at all; whether we will be able to move from development stage to deployment and establish commercial relationships with cable system operators; whether we will be able to successfully produce our wireless systems and whether such systems will be adopted and deployed by utilities and other customers; the current limited visibility available in the telecommunications and broadband access equipment markets; the willingness and ability of operators to adopt our new technology and apply it in a manner that meets customer demands; our ability to produce and distribute our broadband wireless and spectrum overlay solutions in the quantities, and with the quality control, desired by the market; and other risks set forth in our annual report on Form 10-K for the year ended December 31, 2004, our quarterly reports on Form 10-Q and other reports filed by us with the Securities and Exchange Commission from time to time. We assume no duty to update these statements.

Contacts:

PUBLIC RELATIONS:	INVESTOR RELATIONS
Paul Schneider	Walt Ungerer
Paul Schneider Public Relations, Inc.	VP, Corporate Communications
(w) 215.702.9784	Vyyo Inc.
(m) 215.817.4384	678.488.0468
pspr@att.net	ir@vyyo.com

Robb Malin / Lex Suvanto
The Abernathy MacGregor Group
212 371 5999
ram@abmac.com / lex@abmac.com

Vyyo Inc.

Condensed Consolidated Statements of Operations

In Thousands, except per common share data

	Three months ended		Year ended
	December 31,	September 30,	December 31,
	2005	2005	2005	2004
	Unaudited	Unaudited	Unaudited

Revenues	$286	$225	$2,367	$6,094
Cost of revenues :
Cost of products sold	375	453	2,519	4,038
Write-down of inventory and purchase commitments	—	1,700	2,050	—
Amortization and impairment of technology	1,738	92	2,014	194
Total cost of revenues :	2,113	2,245	6,583	4,232

Gross profit (loss)	(1,827)	(2,020)	(4,216)	1,862

Operating expenses (income)
Research and development	2,639	2,966	11,195	6,934
Acquisition of in-process research and development	—	—	—	1,402
Selling and marketing	1,873	2,248	9,912	8,065
General and administration	1,531	1,442	6,321	6,257
Restructuring adjustments	(467)	—	(875)	21
Amortization and impairment of intangible assets	10,098	356	11,288	851
Total operating expenses	15,674	7,012	37,841	23,530
Operating loss	(17,501)	(9,032)	(42,057)	(21,668)

Gain resulting from amendment of contingent promissory note	2,533	—	2,533	—
Interest income, net	84	121	401	508
Loss from continuing operations	(14,884)	(8,911)	(39,123)	(21,160)
Discontinued operations	66	—	431	67
Net Loss	$(14,818)	$(8,911)	$(38,692)	$(21,093)

Loss per common share -
Continuing operations	$(0.97)	$(0.57)	$(2.54)	$(1.52)
Discontinuing operations	0.01	—	0.03	0.01
	$(0.96)	$(0.57)	$(2.51)	$(1.51)

Weighted average number of shares of common stock outstanding, basic and diluted	15,372	15,535	15,422	13,979

Vyyo Inc.

Condensed Consolidated Balance Sheet

In Thousands

	December 31,	September 30,	December 31,
	2005	2005	2004
	Unaudited	Unaudited

Current Assets:
Cash and short-term investments	$9,951	$20,617	$42,212
Accounts receivable, net	868	865	1,037
Inventories, net	2,491	2,193	3,299
Other current assets	935	939	777
Total Current Assets	14,245	24,614	47,325

Long-Term Assets
Restricted cash	5,000	—	—
Property and equipment, net	1,585	1,771	1,252
Employee rights upon retirement funded	965	871	792
Intangible assets	—	5,336	6,802
Total Assets	$21,795	$32,592	$56,171

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,832	$2,531	$1,934
Accrued liabilities	6,391	6,320	7,545
Total Current Liabilities	8,223	8,851	9,479

Long-term Liabilities
Liability for employee rights upon retirement	1,460	1,495	1,453
Liability resulting from contingent promissory note	3,967	—	—
Total Long-Term Liabilities	5,427	1,495	1,453

Total Stockholders’ Equity	8,145	22,246	45,239
Total Liabilities and Stockholders’ Equity	$21,795	$32,592	$56,171